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                                                                   Exhibit 99


                       @ENTERTAINMENT ANNOUNCES CONCURRENT
                           DEBT AND EQUITY OFFERINGS

Hartford, CT, January 13, 1999--@Entertainment, Inc. (Nasdaq: ATEN) announced today that it intends to issue preferred shares to Morgan Grenfell Private Equity Limited, a member of the Deutsche Bank Group, generating gross proceeds of approximately $50 million. The preferred shares will accrue dividends at a rate of 12% per annum. The institutional investor holding the preferred shares will have the right to appoint directors to the Company's board, and those directors will have the right to approve certain @Entertainment transactions.

This equity transaction is designed to occur concurrently with a debt offering that the Company intends to undertake, with anticipated gross proceeds of approximately $100 million.

The Company expects to complete these transactions during the month of January. The two transactions, if consummated, will together result in gross proceeds to the Company of approximately $150 million. The net proceeds are intended to be used to fund capital expenditures, operating losses and working capital primarily related to the development and operation of its direct-to-home satellite business, as well as for general corporate purposes and certain other investments.

Both transactions will involve the sale of warrants to purchase shares of the Company's common stock. Final terms for the two transactions have not been established, and the preferred shares transaction also remains subject to the approval of @Entertainment's board of directors. There can be no assurance that either transaction will be consummated.

The preferred shares, debt securities and warrants referenced above will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities referenced herein. The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including, without limitation, those relating to the timing, amount, terms and consummation of the equity and debt transactions described herein.

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CONTACTS:

Robert E. Fowler, III                       Chris Plunkett/Mike Smargiassi
Chief Executive Officer                     Brainerd Communicators, Inc.
011-44-171-478-3800                         212-986-6667

Donald Miller-Jones
Chief Financial Officer
011-44-171-478-3800